Exhibit 10.23
AGREEMENT
With the present agreement between:
AGCO GMBH, with registered office in Germany, D-87616 Marktoberdorf, Johann-Georg-Fendt- Str.4, acting by its special attorney-in-fact Mr Roger Batkin, Italian tax number BTKRRN68M23Z1140 pursuant to the power of attorney granted on September 23, 2010
(hereinafter “AGCO”),
on the one side,
and
A.R.G.O. S.p.A., with registered office in San Martino in Rio, Reggio Emilia, Via Lemizzone 1, and whose fiscal code is 01327400352, acting by its President of the board of directors Mr Valerio Morra, Italian tax number
(hereinafter “ARGO”);
on the other side,
whereas
(A)	the Parties entered into an agreement (hereinafter “Agreement”) where ARGO undertakes to sell and AGCO undertakes to purchase 10,000,000.00 (ten million) shares with a par value of € 1.00 (one/00) each, globally representing 50% (fifty percent) of the share capital of LAVERDA S.P.A. (hereinafter the “Shares”).

(B)	The Agreement provides that part of the agreed upon price of the Shares might be composed of Agco Corporation Common Stock (hereinafter “Common Stock”).

(C)	In case part of the agreed upon price of the Shares were composed of Agco Corporation Common Stock, the Agreement provides that the Common Stock would be purchased on the market by Morgan Stanley & Co Incorporated at such times and in such manners as specified by ARGO.
This constituting an integral part of the present Agreement, the following is agreed and stipulated. Now, therefore:
1 ARGO undertakes to enter into an agreement with Morgan Stanley & Co Incorporated in a due time so that the parties can fulfill their obligations on the date of closing (as defined in the Agreement — hereinafter “Closing”), and, in any case, at the latest within 10 days prior to the Closing. Scope of the agreement shall be opening a client account and giving instructions to purchase the Common Stock,
2 ARGO undertakes to communicate to AGCO the number of such client account within 10 days prior to the Closing so that AGCO is able to place the funds at disposal as provided by the Agreement.
3 ARGO shall bear costs, fees, commission due to Morgan Stanley & Co Incorporated related to the purchase of the Common Stock,
4 Any disputes between the Parties arising or however deriving from, or occasioned by the present agreement, including its formation, shall be placed before the exclusive judgement of a board of three arbitrators, two appointed one by each party and the third, acting as chairman, as agreed by the first two arbitrators or, if an agreement is not reached, by the President of the Court of Milan, as requested by the most diligent party. Art. 809 et seq. of the Code of Civil Procedure shall apply and furthermore the acceptance of the appointed Arbitrator shall be made within 21 days of the appointment, without prejudice to the fact that, in the absence of such acceptance, Art. 810, II paragraph of the Code of Civil Procedure shall apply.

The Board of Arbitration shall sit in Milan.
The arbitration proceedings thus initiated shall be ritual under the terms of Art. 806 et seq. of the Code of Civil Procedure, and therefore the decision of the arbitrators shall be effective as provided for in Art. 824 of the Code of Civil Procedure.
The award shall be issued within the deadline provided for in the law and shall be challengeable even in the case that the arbitrators did not decide the merits of the case according to rules of law.
The arbitrators shall decide upon the costs.
The present agreement is governed by Italian law, with regard to its formation, as well as to its validity, efficacy, execution and termination.

/s/ Roger Batkin	/s/ Valerio Morra

AGCO GmbH (Roger Batkin)	ARGO S.p.A. (Valerio Morra)

2

SHARE PURCHASE AGREEMENT
With the present Contract (the “CONTRACT”) between:
AGCO GMBH, a company duly organised and existing in accordance with the laws of the German Federal Republic, whose registered office is in Germany, D-87616 Marktoberdorf, Johann-Georg-Fendt-Str.4, acting by its special attorney-in- fact Mr Roger Batkin, Italian tax number BTKRRN68M23Z1140 pursuant to the power of attorney granted on September 23, 2010
(hereinafter “AGCO”),
on the one side,
and
A.R.G.O. S.p.A., a company duly organised and existing in accordance with the laws of the Italian Republic, whose registered office is in San Martino in Rio, Reggio Emilia, Via Lemizzone 1, and whose fiscal code is 01327400352, acting by its President of the board of directors Mr Valerio Morra, Italian tax number
(hereinafter “SELLER”);
on the other side,
whereas
(A)	LAVERDA S.p.A., whose registered office is in Breganze (Vicenza), Via Francesco Laverda 15/17, and whose fiscal code is 01892380351 (hereinafter “LAVERDA”), is a company active in the production of sales of combine harvesters and agricultural machines, governed by the by-laws attached to the present CONTRACT as Attachment (A), whose share capital, amounting to €20,000,000.00 (twenty million/00), is fully paid up and represented by twenty million shares with a nominal value of €1.00 (one/00) each;

(B)	the SELLER is, and will be on the date of CLOSING, the owner of all of the shares that constitute and will constitute 50% (fifty percent) of the share capital of LAVERDA, and there are not and will not be any other category of LAVERDA shares, convertible bonds, financial instruments or financing allocated to a specific business activity as per Art. 2447 bis of the Civil Code;

(C)	under the terms and conditions of the present CONTRACT, the SELLER intends to sell to AGCO its 10,000,000.00 (ten million) shares in LAVERDA with a value of €1.00 (one/00) each, globally representing 50% (fifty percent) of the share capital of LAVERDA (hereinafter “SHARES”);

(D)	AGCO intends to buy the aforesaid SHARES.
This constituting an integral part of the present CONTRACT, the following is agreed and stipulated. Now, therefore:
1.	OBJECT OF THE PRESENT CONTRACT

1.1.	The present CONTRACT has as its object 10,000,000.00 (ten million/00) SHARES with a value of €1.00 (one/00) each, corresponding to 50% (fifty percent) of the share capital of LAVERDA owned by the SELLER.

1

2.	TRANSFER OF THE SHARES

2.1.	Under the terms and conditions laid down in the present CONTRACT, the SELLER undertakes to sell and deliver the SHARES to AGCO, which undertakes to acquire them under the same terms and conditions.

The acquisition and sale of the SHARES shall take place on the date of CLOSING referred to in Art. 7 below.

3.	OBLIGATIONS OF THE SELLER AND AGCO

3.1.	AGCO and the SELLER, as far as each one is concerned, undertake to ensure that, on the date of CLOSING indicated in Art. 7 below and, at the latest, at the same time as the CLOSING;

3.1.1.	The directors of LAVERDA Mr Pierangelo Morra, Valerio Morra and Giuliano Anceschi and the statutory auditors of LAVERDA Mr Roberto Iori and Ms Milena Del Rio and the director of FELLA WERKE GmbH Mr Valerio Morra have validly tendered their resignations, received their agreed-upon remuneration, if any, and declared that they have nothing further to claim from LAVERDA and from FELLA WERKE GmbH if the case may be;

3.1.2.	The directors, with the favourable vote of all the shareholders of LAVERDA and all subjects having the right to vote, have been replaced by the directors indicated in the table attached to the present CONTRACT as Attachment 3.1.2. for the duration of three financial periods, until the approval of the financial statements as at 31 December 2012.

3.1.3.	The shareholders’ agreement and cooperation agreement between the SELLER and AGCO in relation to LAVERDA attached to the present CONTRACT as Attachment 3.1.3. and Attachment 3.1.3 bis are terminated as of the date of CLOSING indicated in Art. 7 below.

3.2.	The SELLER undertakes to ensure that, on the date of CLOSING, the receivables towards the clients listed in the Attachment 3.2. shall be certain and matured, and their entire amount will be paid to LAVERDA.

3.3.	(left intentionally blank)

3.4.	the SELLER has and, on the date of CLOSING, shall have full title and availability of the SHARES, which shall be transferable, free of any rights, burden or charges of whatsoever kind, obligations, encumbrances or third-party rights of whatsoever nature;

3.5.	The SELLER and AGCO undertake to collaborate and make their best efforts to ensure that the operations provided for and regulated by the present CONTRACT and its Attachments are unconditionally approved, or in any case without any conditions that might materially alter the content of these latter, by the European Commission, or by the competent National Anti-trust Authorities if this is so decided by the European Commission or by other competent National Anti-trust Authorities.

3.6.	Following the due transfer of the SHARES, and respecting the terms and conditions of the present CONTRACT, AGCO undertakes to pay the price, as laid down in Art. 4 and within the terms provided for therein.

2

4.	DETERMINATION OF THE PRICE AND METHOD OF PAYMENT

4.1.	The global price of the SHARES shall be €65,000,000.00 (sixty five million/00) (the “PRICE”).

4.2.	The PRICE shall be paid by AGCO at the date of CLOSING as follows:
(i) €30,000,000.00 (thirty million /00) by means of a bank wire transfer to the bank account which ARGO shall indicate at least 10 days prior to the CLOSING;
(ii) €35,000,000.00 (thirty five million /00) in common stock of Agco Corporation.
AGCO shall fund such Agco Corporation common stock through a payment of EUR35,000,000 to Morgan Stanley or another widely recognized broker selected by the SELLER which, in turn, shall purchase the shares in the open market at such times and in such manners as specified by the SELLER.
following the full endorsement of the SHARE certificate(s) by the SELLER in favour of AGCO and the delivery to AGCO of the aforesaid SHARE certificates.
5.	AUDIT

5.1.	The results of the due diligences shall be kept secret by the Parties.

6.	INTERIM MANAGEMENT

6.1.	With effect from 1 January 2010, and until the date of CLOSING, each of the Parties, as far as each one is concerned, declares and guarantees that:
(a)	the business of LAVERDA and/or the CONTROLLED COMPANIES (for the purpose of the present CONTRACT “CONTROLLED COMPANIES” shall mean the companies listed in Attachment 6.1.(a) has been and will be managed correctly, respecting the obligations assumed and without setting in being any acts, included the granting of powers of attorney, o whose nature, scope or duration exceed the limits of the ordinary management of such business, with the exception of the operations connected with the foreseen transfer of the SHARES;

(b)	no dividends, profits or reserves have been or will be distributed in favour of the shareholders of LAVERDA save for those already distributed as of the date of executing the present CONTRACT;

(c)	the company by-laws of LAVERDA and the CONTROLLED COMPANIES have not and will not be modified, in particular, no increases or reductions in share capital have been or will be resolved, and no convertible or non-convertible bonds nor other financial instruments or financing allocated to a specific business activity as per Art. 2447 bis of the Civil Code have been or will be issued.
7.	CLOSING

7.1.	The date of the CLOSING shall be within 15 (fifteen) days (hereinafter “CLOSING”) of the last date between
(i)	the date on which the European Commission, and/or if deemed competent, the National Anti-Trust Authorities, authorise, without any conditions that

3

might materially alter the content, the present CONTRACT and the operations regulated by the same,
(ii)	the date on which the entities financing the SELLER authorise the transfer of the SHARES and the SELLER shall give ARGO written evidence thereof,

on the day, at the time and place that shall be established by mutual agreement between the Parties.
The transfer of the SHARES and the performance of all the operations at CLOSING and inherent to the same shall be understood as being conditional upon the obtainment of the authorisations as per paragraph 7.1. to the extent in which the same are necessary in order to lawfully proceed with the full performance of the present CONTRACT.
7.2.	Without prejudice to any other applicable provision of the present CONTRACT, upon CLOSING, the Parties shall act in accordance with the following provisions:

7.2.1.	The SELLER shall execute or shall have executed all of the obligations provided for in Art. 3 of the present CONTRACT, and shall deliver to AGCO the documentation proving the fulfilment of the obligations laid down in Art. 3 of the present CONTRACT, and furthermore shall:
(a)	show AGCO the updated register of LAVERDA shareholders, from which it shall be apparent that the SELLER has full title and availability of the SHARES, which shall be freely transferable, free of any right, burden or charges of whatsoever kind, obligations, encumbrances or third-party rights of whatsoever nature;

(b)	show AGCO the updated shareholders’ registers of all of the CONTROLLED COMPANIES, from which it shall be apparent that LAVERDA has full title and availability of the shares or holdings of the CONTROLLED COMPANIES, which shall be freely transferable, free of any right, burden or charges of whatsoever kind, obligations, encumbrances or third-party rights of whatsoever nature;

(c)	show AGCO the book of the meetings and resolutions of the general shareholders’ meetings of LAVERDA updated at the date of CLOSING, which, among other things, includes the unanimous approval by all of the shareholders of the appointment of the board of directors as provided for in Art. 3.1.2;

(d)	show AGCO the book of the meetings and resolutions of the Board of directors of LAVERDA updated at the date of CLOSING;

(e)	show AGCO the book of the meetings and resolutions of the Board of statutory auditors of LAVERDA updated at the date of CLOSING;

(f)	show a statement signed by Mr Valerio Morra former President of LAVERDA and by Mr Gary Collar former Vice-president of LAVERDA certifying that the books of the meetings and resolutions of the general shareholders’ meetings, the board of directors and board of statutory auditors of LAVERDA and of the CONTROLLED COMPANIES are authentic, updated and kept according to law;

(g)	deliver to AGCO the letters of the resignations of the members of the board of directors of LAVERDA Mr Pierangelo Morra, Valerio Morra and Giuliano Anceschi;

4

(h)	deliver to AGCO the letters of the resignations of the members of the board of statutory Auditors of LAVERDA Mr Roberto Iori and Ms Milena Del Rio;

(i)	deliver to AGCO the letter of the resignation of the member of the board of directors of FELLA WERKE GmbH Mr Valerio Morra;

(j)	deliver to AGCO the original bank documents proving that the receivables listed in the Attachment 3.2 have been duly and fully paid to LAVERDA which can dispose of the entire amount without limitations. Failing the delivery of the said documents, the amount of the receivables listed in the Attachment 3.2 not paid shall be deducted from the PRICE and the relevant receivables shall be assigned to the SELLER.
7.2.2.	The SELLER shall:
(a)	sign and deliver to AGCO the duly signed acts of termination of the shareholders’ agreements and cooperation agreements in the text under Attachment 7.2.2. (a) and Attachment 7.2.2. (a) bis;
7.2.3.	The SELLER shall be required to:
(a)	validly transfer the definitive SHARE certificate(s) representing the SHARES they own to AGCO by means of endorsement duly authenticated in accordance with the law;

(b)	sign and exchange every other necessary or opportune deed and document to complete the transfer of the SHARES;

(c)	ensure that the said transfer is validly recorded in the register of LAVERDA shareholders;

(d)	give AGCO receipt and quittance for the whole payment of the PRICE;

(e)	deliver to AGCO the letters that substantially correspond to the drafts attached to the present CONTRACT as Attachment 7.2.3.(e) containing SELLER’S waiver to bring actions for responsibility against the directors of LAVERDA, and the obligation to indemnify the directors from any prejudicial consequences in the event of actions of responsibility brought by the SELLER in violation of the above waivers;

(f)	approve or had approved the appointment of the board of directors as provided for in Art. 3.1.2.
7.3.	AGCO shall
(a)	sign and deliver to the SELLER the duly signed acts of termination of the shareholders’ agreements and cooperation agreements in the text under Attachment 7.2.2.(a) and Attachment 7.2.2.(a) bis;

(b)	(intentionally left blank)

(c)	approve or had approved the appointment of the board of directors as provided for in Art. 3.1.2.

(d)	receive the SHARE certificate(s) representing the SHARES, duly endorsed in its favour,

(e)	at the same time pay the full PRICE to the SELLER as provided for in Art. 4.2.;

(f)	sign and exchange every other necessary or opportune deed and document to complete the transfer of the SHARES;

5

(g)	ensure that the said transfer is validly recorded in the register of LAVERDA shareholders;

(h)	deliver to the SELLER the letters that substantially correspond to the drafts attached to the present CONTRACT as Attachment 7.2.3.(e) containing AGCO’s waiver to bring actions for responsibility against the directors of LAVERDA and the obligation to indemnify the directors from any prejudicial consequences in the event of actions of responsibility brought by the AGCO in violation of the above waivers.
8.	WARRANTS AND REPRESENTATIONS OF THE SELLER

8.1.	The SELLER declares, represents and warrants, and AGCO acknowledges that:

8.1.1.	The shares of LAVERDA shall be freely transferable, free of any right, burden or charges of whatsoever kind, obligations, liens, encumbrances or third-party rights of whatsoever nature, with the exception of the pre-emption right provided for in the by-laws.

8.1.2.	On the date of CLOSING, the SELLER has the full and exclusive ownership, and free availability of the SHARES. The SHARES constitute 50% (fifty percent) of the entire capital of LAVERDA, are transferable, and free of any right, burden or charges of whatsoever kind, obligations, liens or third-party rights of whatsoever nature.

The SELLER has the full right, title, power and capacity to validly enter into the present CONTRACT, and to execute and issue any agreement, document or instrument under the terms of the present CONTRACT, and to carry out all of the operations and fulfil all its obligations contemplated therein. No waiver or consent of whomsoever is required in relation to the execution and fulfilment of the present CONTRACT by the SELLER, or with regard to any agreement, document or instrument to be executed or issued by the SELLER under the terms of the present CONTRACT, save as provided in Art, 7.1..

9.	COMPANY VALUATION

9.1.	AGCO and the SELLER declare and acknowledge that the present CONTRACT has been agreed upon by AGCO assuming that there are no direct or indirect commitments of LAVERDA and/or the CONTROLLED COMPANIES of which AGCO is not aware and which therefore do not result from the financial statements, registers, ledgers and documents required by the law in accordance with principle of true and accurate accounting.

9.2.	AGCO and the SELLER declare and acknowledge that the present CONTRACT has been agreed upon by AGCO assuming that LAVERDA and or the CONTROLLED COMPANIES its operations in compliance with the U.S. “Foreign and Corrupt Practices Act” of 1977 and therefore the SELLER declares that it has never instructed LAVERDA and/or the CONTROLLED COMPANIES to make unlawful payments, offers or promise to pay money or anything of value to government officials or to public officials to obtain or retain business anywhere.

10.	FURTHER COOPERATION

10.1	AGCO and the SELLER shall co-operate in the investigation of the feasibility of a long term agreement for the supply of specialty tractors to AGCO by the SELLER.

6

For these purpose AGCO and the SELLER shall meet within 90 days of the CLOSING to carry out the above mentioned investigation.
11.	DURATION OF THE INDEMNITY, WARRANTIES AND REPRESENTATIONS OBLIGATIONS OF THE SELLER

11.1.	All of the SELLER’S obligations of guarantee are understood as autonomous and as being valid and effective and in force until the applicable limitation of action periods expires.

12.	FURTHER SELLER’S OBLIGATION WITH REFERENCE TO THE IT SERVICES

12.1.	AGCO and the SELLER undertakes to enter into an agreement relating to the regulation of all the information technology/CED services currently rendered to LAVERDA by the SELLER within the CLOSING.

12.2.	The SELLER undertakes to supply all the information technology/CED services as they are supplied today at the current term and conditions at least until the CLOSING.

13.	FURTHER OBLIGATIONS OF THE SELLER AND OF AGCO

13.1.	The SELLER and AGCO undertake to ensure that the convention stipulated in Breganze on 8 January 2007 between Laverda S.p.A. and McCormick France and the convention stipulated in Breganze on 30 January 2007 between Laverda S.p.A. and ARGO France SAS are terminated by mutual agreement within the date of CLOSING.

13.2.	The employee of LAVERDA, which the convention between Laverda S.p.A. and McCormick France refers to, shall be employed by the SELLER or by a company indicated by the SELLER.

13.3.	The employees of ARGO France SAS, which the convention between Laverda S.p.A. and McCormick France refers to, shall be employed by AGCO or by a company indicated by AGCO. The SELLER shall hold AGCO or the company indicated by AGCO harmless of any claims raised by such employees arising from breaches of the contract of employment with ARGO France SAS, save for claims arising from the termination of the contract of employment (included indemnity in lieu of notice and for the termination of the contract of employment).

13.4	The employees referred to in Art. 13.2 and 13.3 are listed in Attachment 13.4.

14	FURTHER OBLIGATIONS OF THE SELLER

14.1.	The SELLER shall collect all the “Telescopic Handlers” listed in Attachment 14.1. at the price indicated in Attachment 14.1 itself within six month of the CLOSING with payment at delivery.

14.2.	The SELLER undertakes to ensure that each of the company belonging to ARGO Groups will continue to reasonably support LAVERDA activities subsequently the completion of the CLOSING.

15.	TAXES

15.1.	All taxes related to the present CONTRACT shall be paid by AGCO.

7

16.	CONFIDENTIALITY

16.1.	The Parties mutually undertake to observe the utmost discretion in relation to the present CONTRACT and not to communicate or publicise the same in any other form without the previous consent of the other party.

17.	WITHDRAWAL

17.1.	Either party may withdraw from the present CONTRACT with immediate effect upon giving written notice to the other party if:
(a)	the other party enters into liquidation or

(b)	is unable to pay its debts or suffers a distress or seizure or attachment or garnishment or execution to be levied on.
17.2.	The provisions of the Art. 16.1. above shall not apply after the completion of all the operations of the CLOSING.

17.3.	AGCO may withdraw from the present CONTRACT with immediate effect upon giving written notice to the other party if the declarations and warranties of the SELLER contained in Art. 9.1. and in Art. 9.2 do not correspond to the truth or if a material change not previously known to AGCO has impacted the company valuation without this limiting any other right of AGCO. For the purpose of this Art. 17.3. “material change” shall mean: any loss, including loss contingencies and capital loss, all of any damage or other non-operating losses and liabilities howsoever affecting LAVERDA and the CONTROLLED COMPANIES higher than € 500.000,00 (five hundred thousand/00).

18.	GENERAL PROVISIONS

18.1.	The present CONTRACT contains the integral manifestation of the understandings reached between the Parties in relation to its object, and replaces and annuls every previous understanding, agreement or contract, verbal or written.

18.2.	The present CONTRACT shall remain in force even after the date of CLOSING without the Parties having to renew their assumption of those obligations arising from it that are not extinguished as a result of the transfer of the SHARES.

18.3.	If one or more of the articles in the present CONTRACT should be partially or totally null and void, this shall not affect the validity of the remaining agreements, and AGCO and the SELLER undertake to replace the parts that are null and void with valid agreements of equivalent or similar content.

18.4.	No modification of the present CONTRACT shall be valid or binding unless it takes the form of a written agreement signed by the party in relation to which it is invoked.

18.5.	The attachments form an integral and substantial part of the present CONTRACT.

18.6.	Any tolerance of one of the Parties of behaviours that violate the provisions contained in the present CONTRACT shall not constitute any waiver of the rights arising from the violated provisions, nor of the right to demand the exact fulfilment of all of the terms and all of the conditions provided for herein.

18.7.	The headings to the various articles have been included for the sole purpose of facilitating the reading of the present CONTRACT, and are not to be taken into account for the purposes of interpreting it.

8

18.8.	Each of the Parties shall bear all of the costs and expenses, also for legal or technical consultants and intermediaries, sustained and being sustained for the purposes of the underwriting of the present CONTRACT, as well as those to be sustained for the purposes of its execution, unless otherwise expressly provided for in the present CONTRACT.

18.9.	The SELLER elects special domicile for communications subsequent to the signing of the present CONTRACT at its registered office.

The communications are to be addressed to the attention of the President sig. Valerio Morra.

AGCO elects domicile at:

Studio Legale De Falco e Grompe, in 20122 Milan, Corso Italia 8.

The communications are to be addressed to the attention of Aw. Raffaele De Falco.

19.	DISPUTES AND APPLICABLE LAW

19.1.	Any disputes between the Parties arising or however deriving from, or occasioned by the present CONTRACT, including its formation, shall be placed before the exclusive judgement of a board of three arbitrators, two appointed one by each party and the third, acting as chairman, as agreed by the first two arbitrators or, if an agreement is not reached, by the President of the Court of Milan, as requested by the most diligent party. Art. 809 et seq. of the Code of Civil Procedure shall apply and furthermore the acceptance of the appointed Arbitrator shall be made within 21 days of the appointment, without prejudice to the fact that, in the absence of such acceptance, Art. 810, II paragraph of the Code of Civil Procedure shall apply.

The Board of Arbitration shall sit in Milan.

The arbitration proceedings thus initiated shall be ritual under the terms of Art. 806 et seq. of the Code of Civil Procedure, and therefore the decision of the arbitrators shall be effective as provided for in Art. 824 of the Code of Civil Procedure.

The award shall be issued within the deadline provided for in the law and shall be challengeable even in the case that the arbitrators did not decide the merits of the case according to rules of law.

The arbitrators shall decide upon the costs.

19.2.	The present CONTRACT is governed by Italian law, with regard to its formation, as well as to its validity, efficacy, execution and termination.
* * *

9

LIST OF ATTACHMENTS

Attachment (A)	LAVERDA By-laws

Attachment 3.1.2.	Table of directors

Attachment 3.1.3.	Shareholders’ Agreement

Attachment 3.1.3. bis	Cooperation Agreement

Attachment 3.2.	List of receivables

Attachment 6.1.(a)	List of the CONTROLLED COMPANIES

Attachment 7.2.2.(a)	Act of termination of the shareholders’ agreements

Attachment 7.2.2.(a) bis	Act of termination of the cooperation agreements

Attachment 7.2.3.(e)	Drafts of waiver to bring actions against directors

Attachment 13.4	Employees referred to

Attachment 14.1	“Telescopic handlers” and prices

10

Attachment
(A)
LAVERDA by-laws

Article 1
Company name
1. The name of the Company is “Laverda S.p.A.”
Article 2
Registered office
2. The registered office of the Company is in Breganze (VI).
The Company may, in compliance with the laws in force, set up subsidiaries, branches, agencies, warehouses, rep offices and sub-offices of any kind in Italy and abroad.
Article 3
Object
3. The object of the Company shall be the manufacturing, assembly, purchase, sale and overall trading of agricultural machines and mechanical means in general, as well as of their engines, spare parts, fuels and lubricants.
The Company may issue personal guarantees in favour of third parties.
The Company may also provide technical services and technical, commercial, administrative and accounting assistance, carry out Electronic Data Processing activities, and keep and archive documents and records of any land. The Company may also perform, on a non-core basis, any operations on movable or immovable goods, having a commercial or financial nature, that are considered necessary for the attainment of the corporate object, including the acquisition of shareholdings in enterprises or companies that have a similar or related object to its own, with the exclusion of activities reserved by law to authorized entities.
Article 4
Duration
4. The duration of the Company shall be until 31 December 2040.
Article 5
Domicile
5. As regards their dealings with the Company, the domicile of the shareholders, directors, statutory auditors and external auditor (revisore), if appointed, shall be the one indicated in the corporate books.
To this end, the Company may set up an appropriate book, which the administrative body shall be responsible for updating.
Article 6
Capital and Shares

6. The capital of the Company is twenty million Euro (€20,000,000.00), divided into twenty million (20,000,000) ordinary shares, each with a nominal value of one Euro each (€1.00).
The shares are represented by share certificates.
Article 7
Financial instruments
7. The Company may issue financial instruments having equity or administrative rights, but not voting rights in the general shareholders’ meeting.
Article 8
Bonds
8.1 The Company may issue bonds with the approval of the board of directors’ meeting and convertible bonds with the approval of the extraordinary shareholders’ meeting.
8.2 The bondholders shall appoint a joint representative.
Bondholders’ meetings shall be subject to Article 29 of these articles of association.
Article 9
Assets allocated to a specific business activity
9.1 The Company may allocate assets to specified business activities as provided for by Article 2447-bis et seq of the Civil Code.
9.2 Resolutions by which business assets are allocated to a specific business activity shall be adopted by the board of directors.
Article 10
Financing
10. The Company may obtain interest-bearing or interest-free loans from its shareholders, with or without a repayment obligation, in compliance with the rules in force, particularly those that govern public fund raising.
Article 11
Transfer of shares
11.1 Shares are transferable at the conditions set out below.
11.1.1 This clause seeks to protect the interests of the Company, the integrity of the shareholding structure, the cohesion of the shareholders and the balance of the relationship between them. In view of this, indicated below are the limitations to cases of share transfers.
11.1.2 Shareholders may transfer their shares only in full and provided that they comply with the pre-emption rules described below.
11.2 In any case, and without prejudice to the above, shareholders intending to transfer, in whatever legal form and inter vivos, their shares in the Company or any related rights of option, preference, pre-emption or any other right which may give rise to a voting or dividend right, shall first offer the holding to the other shareholders in proportion to their respective shareholdings in compliance with the following terms and conditions:
a) shareholders intending to dispose of their shares shall offer the holdings to the shareholders having a pre-emption right by sending a written notice (“the Notice”) by recorded delivery mail with advice of receipt to the Chairman and Vice-Chairman of the board of directors and to the other shareholders at the address indicated in the shareholders’ book, inviting them to exercise their pre-emption right and specifying the following:
1. the selling shareholder’s intention to transfer all the shares, indicating the type of transfer;
2. the number of Shares that he wishes to transfer;
3. the price offered by the possible buyer;
4. the terms and conditions for the proposed transfer, including the payment conditions;
5. the name and address of the possible buyer and a written declaration signed by the latter in which the buyer declares that the proposal, terms and conditions specified in the Notice are in good faith and that the buyer has the legal and financial capacity to perform the operation as proposed;
b) within thirty days of having received the Notice, the shareholders having pre-emption rights may exercise such rights in relation to all the shares being transferred in proportion to the value of the holdings that they themselves possess (also offering for those over which the other shareholders do not exercise their pre-emption rights) by means of a recorded delivery letter with advice of receipt sent to the selling shareholder and also, for information purposes only, to the board of directors;
c) the price for the shares purchased as described above on the basis of the pre-emption right granted under this Article 11 shall be paid within the terms established in the Notice;
d) if after thirty days of having received the Notice at the address recorded in the shareholders’ book the shareholders fail to exercise their pre-emption right, the selling shareholder, having complied with all of the above provisions, may transfer the shares within 90 days to a third party at the price and under the conditions originally indicated to the parties having the right of pre-emption. The selling shareholder cannot dispose of the shares in favour of or to any different person or entity or at different terms, conditions or price.
e) if 90 days pass from this last term without the shares having been transferred, or in the case of changes in the price, terms or conditions, the selling shareholder must repeat the offer to those having the right of pre-emption in the same way and under the same conditions as those described above.
11.3 The offer and invitation to exercise the pre-emption right must be made, in compliance with the rules of this Article 11, also in the case of any transfers taking the form of an exchange, a donation, a contribution, merger or whatsoever other form. In such cases, the shareholders having the right of pre-emption are entitled to exercise their right by paying the selling shareholder the counter-value in money. The term “transfer”, for the purpose of this Article 11, shall include any disposition of any legal or beneficial interest in any share by way of sale, exchange, transfer, mortgage, pledge, lien, bare ownership, donation, usufruct, merger, contribution, assignment or otherwise. As regards dealings with the Company and for the purpose of this Article 11, it is understood that every shareholder is domiciled at the address recorded in the shareholders’ book.
11.4 The pre-emption right governed by this Article 11 shall not apply to share transfers made between companies of the same group, without prejudice to the impossibility of transferring fractions of shares and provided that the transfer is not prejudicial to the Company and the other shareholder.

Article 12
Right of withdrawal
12.1 Shareholders are entitled to withdraw all or part of their shareholdings if they did not participate in approving the following resolutions regarding:
a)	changes in the corporate object of company when the change allows a significant change in the activities of the company;
b)	the transformation of the company;

c)	the transfer of the company’s registered office abroad;
d)	the revocation of the state of liquidation;
e)	changes to the criteria for determining the value of shares in the event of a withdrawal;

f)	amendments to the articles of association concerning voting or participation rights;
g)	the elimination of one or more of the reasons for withdrawal contemplated by Article 12.2 of these articles of association;
h)	in all the other cases provided for under law.
If the Company is subject to the management and co-ordination as contemplated under Article 2497 et seq of the Civil Code, the shareholders have an exit right in the cases set out under Article 2497-quater of the Civil Code.
Shareholders are furthermore entitled to withdraw in relation to the provisions of Article 19.3 of these articles of association (introduction or removal of arbitration clauses).
12.2 Shareholders are entitled to withdraw if they did not participate in approving the following resolutions regarding:
a) the extension of the life of the company;
b) the introduction, modification or removal of liens on the circulation of the share certificates.
12.3 Shareholders intending to withdraw from the Company must notify the board of directors of their intention via recorded delivery letter. The recorded delivery letter must be mailed within fifteen days of registration in the register of enterprises of the resolution authorising the withdrawal and must indicate the personal details of the withdrawing shareholder, the address for communications regarding the process, and the number and category of shares for which the right of withdrawal is exercised. If the fact legitimising the exercising of the exit right is not a shareholders’ resolution, the shareholder may exercise such right within thirty days of learning of the fact. The shares for which the right of withdrawal is exercised cannot be transferred and shall be filed at the registered office of the Company.
The withdrawal cannot be exercised and, where already exercised, is ineffective if, within ninety days of the exercising the exit right, the Company revokes the resolution legitimising it or if a resolution is passed to wind up the Company.
12.4 Shareholders are entitled to the liquidation of the shares for which they have exercised their exit rights.
The value of the shares shall be determined by the directors, after having heard the opinion of the board of statutory auditors and the external auditor, taking into account the net worth of the company and its prospects for profit, as well as the market value of the shares, if any.
The shareholders shall be entitled to be informed of the determination of the value referred to above in the fifteen days preceding the date of the shareholders’ meeting. All shareholders are entitled to review the determination and to obtain a copy thereof at their cost.

If a shareholder exercising his right of withdrawal, concurrently with the declaration of withdrawal, opposes the board of directors’ determination of the value, the value of the shares shall be determined within ninety days of the exercise of the withdrawal through a sworn report drawn up by an expert appointed by the Court in the jurisdiction of the registered office of the Company, which shall bear the costs, at the request of one of the parties. Article 1349, paragraph 1 of the Civil Code shall apply.
12.5 The directors shall offer the shares of the withdrawing shareholder to the other shareholders in proportion to the number of shares owned.
If there are convertible bonds, the option right is granted also to the bondholders, together with the shareholders on the basis of the exchange ratio.
The offer shall be filed with the register of enterprises within fifteen days of the final determination of the liquidation value. The option right shall be exercised no less than thirty days and no more than sixty days from the filing of the offer.
Those who exercise the option right, provided that they make a concurrent request, shall have a pre-emption right on the purchase of the shares for which no option has been exercised.
The administrative body may place the non-opted shares with third parties.
In the event of non-placement of the shares, the shares of the withdrawing shareholder shall be purchased by the Company using its available reserves, even in derogation of Article 2357, paragraph 3 of the Civil Code.
In the absence of available profits or reserves, an extraordinary shareholders’ meeting shall be called to resolve on the reduction of the capital or on the winding-up of the Company.
Article 2445, paragraphs 2, 3 and 4 of the Civil Code shall apply if the resolution to reduce the Company’s capital is passed; if the resolution is not passed, the company shall be wound up.
Article 13
Duties of the ordinary shareholders’ meetings
13.1 The ordinary shareholders meeting shall decide the matters reserved to them by law and these articles of association.
13.2 It shall be the exclusive responsibility of the ordinary shareholders’ meeting to:
•	approve the financial statements,

•	appoint and revoke directors, statutory auditors, the chairman of the board of statutory auditors and the external auditor;

•	establish the remuneration of the directors and statutory auditors, if not established in the articles of association;

•	decide on the liability of the directors and statutory auditors.
Article 14
Duties of the extraordinary shareholders’ meetings
14.1 It shall be the responsibility of the extraordinary shareholders’ meeting to:
•	amend the articles of association, without prejudice to the provisions of Article 29.2 of these articles of association;
•	appoint, substitute and determine the powers of liquidators;

•	issue the financial instruments as per Article 7 of these articles of association;

•	decide on the matters reserved to it by law and these articles of association.

14.2 Resolutions attributed to the board of directors on matters that are reserved by law to the shareholders’ meeting, as per Article 29.2 of these articles of association, shall not entail the shareholders’ meeting losing its principal power to resolve on said matters.
Article 15
Calling of the shareholders’ meeting
15.1 Shareholders’ meetings shall be called by the board of directors at least once a year no later than 120 days from the closure of the financial year. This term may be extended to 180 days if the Company is obliged to draw up consolidated financial statements and when particular circumstances regarding the structure and object of the Company so require.
15.2 Shareholders’ meetings may be called also outside the municipality where the Company has its registered office, provided that they are held in Italy or within the territory of the EU.
15.3 In the event the directors are unable to call the meeting or fail to do so, the shareholders’ meeting may be called by the board of statutory auditors or through a Court order as requested by a number of shareholders representing at least one-tenth of the Company’s share capital.
15.4 The notice of call shall indicate:
•	the location where the meeting is to be held and the methods for establishing a link with said location by electronic means;

•	the date and time of the meeting;

•	the items on the agenda;

•	any other information required by law.
15.5 The shareholders meeting shall be called by means of a notice sent to the shareholders, directors and statutory auditors by recorded delivery mail with advice of receipt, to be received at least eight days prior to the meeting.
Article 16
Meetings in second call
16. The notice calling the meeting may also indicate a date for a meeting in second call (which cannot take place on the same day as the first meeting) in case the meeting is not legally constituted at first call. The second meeting must be held within thirty days of the date of the meeting at first call.
Article 17
Plenary meetings
17.1 Even if the above formalities are not observed, the meeting is considered to be properly constituted when the entire share capital is represented and the majority of the directors and statutory auditors are present.
17.2 In this case each participant may object to the items on the agenda of which he deems not to have been adequately informed.

Article 18
Quorum of the ordinary shareholders’ meetings
18.1 Ordinary shareholders’ meetings in first and second call shall be validly constituted when attended by shareholders representing at least 51% (fifty-one percent) of the share capital, without prejudice to Article 2369, paragraph 4 of the Civil Code.
18.2 Ordinary shareholders’ meetings in first and second call shall approve resolutions with the favourable vote of the absolute majority of the share capital, without prejudice to Article 2369, paragraph 4 of the Civil Code.
However, resolutions regarding the waiver or settlement of directors’ liabilities cannot be considered approved if more than one-fifth of the share capital votes against it.
Article 19
Quorum of the extraordinary shareholders’ meetings
19.1 Extraordinary shareholders’ meetings in first and second call shall be validly constituted when attended by shareholders representing at least 51% (fifty-one percent) of the share capital, without prejudice to Article 2369, paragraph 4 of the Civil Code.
19.2 Extraordinary shareholders’ meetings in first and second call shall approve resolutions with the favourable vote of the absolute majority of the share capital, without prejudice to Article 2369, paragraph 4 of the Civil Code,
19.3 The introduction or removal of arbitration clauses shall be approved by the favourable vote of as many shareholders as represent at least two-thirds of the share capital. Absent or dissenting shareholders may exercise their right of withdrawal, as contemplated under Article 12 of these articles of association, provided they do so within ninety days.
Article 20
Rules for calculating the quorum
20.1 Shares without voting rights shall not be considered when calculating the quorum.
20.2 The shares owned by the Company and those owned by controlled companies are considered when calculating the share capital required for the meeting to be duly constituted and the majority required to pass resolutions, but cannot exercise a voting right.
20.3 Shares not carrying a voting right will be considered when calculating the quorum required for the meeting to be duly constituted. The same shares (unless otherwise provided for by law) and those pertaining to shareholders who abstain from voting due to conflicts of interest shall not be considered when calculating the majority required to pass resolutions.
20.4 If the quorum required for the meeting to be duly constituted is not reached (to be verified at the start of the meeting), the meeting itself cannot be held and shall be held in second call.
Article 21
Postponement of the shareholders’ meetings

At the request of as many shareholders attending the meeting as represent at least one-third of the share capital, the meeting may be postponed for no more than five days if said shareholders declare that they have not been adequately informed on the items on the agenda.
Article 22
Voting and participation rights
22.1 Shareholders with voting rights may attend shareholders’ meetings. Said shareholders are entitled to one vote for each share owned.
22.2 If a shareholding is subject to a pledge, the shareholder undertakes to reserve for himself participation and voting rights.
Article 23
Proxies at meetings
23.1 Without prejudice to Article 2372 of the Civil Code, shareholders can attend the meeting by proxy. The shareholders shall prove the legitimacy of the proxy by producing a written document to sent also via telefax. The Company shall keep the proxies with the Company records.
23.2 A proxy may also be issued for more than one meeting; the proxy cannot be issued with a blank for the name of the proxy and may always be revoked irrespective of any agreement to the contrary. The attorney may be substituted only by the person expressly indicated in the proxy.
23.3 If a proxy is conferred on a legal entity, the legal representative of the said entity shall represent the shareholder.
Otherwise the entity may delegate one of its employees or collaborators, even if this is not expressly indicated in the proxy.
23.4 The same person cannot represent more than twenty shareholders.
Article 24
Chairmanship of the meeting, the secretary and minutes
24.1 The meeting is presided over by the chairman of the board of directors, or, in his absence, by the vice-chairman, or, in his absence, by the person indicated by the shareholders.
24.2 The shareholders appoint a secretary, even if not a shareholder. If the minutes are drafted by a notary public, a secretary is not needed.
24.3 It is the chairman’s responsibility to establish that the meeting is duly constituted, to verify the identity and legitimacy of the participants, to conduct and direct the meeting, and to note and declare the voting results.
24.4 The chairman shall establish the procedures regarding the rules of the meeting, the order of the speeches, and the addressing of the items on the agenda, however the absolute majority of the shareholders having the right to vote may amend them.
24.5 The meeting minutes shall be drafted without delay, within the terms necessary to timely comply with filing and publication obligations, and shall be signed by the chairman, secretary or notary public.

24.6 The minutes shall indicate:
a) the date of the meeting;
b) the identity of the participants and the share capital represented (even in an annexe);
c) the voting procedures and results;
d) the identity of the voters, specifying whether they cast a favourable or contrary vote, or abstained from voting (even in an annexe);
e) if expressly requested by the participants, a summary of the meeting’s comments on the items on the agenda.
Article 25
Workings of the meetings
25.1 The meeting shall be held in such a way so as to ensure that all the participants understand the events in real time, may freely express their opinions and vote freely and in a timely manner.
25.2 The meeting may be held in several places, whether near or far, linked via audio/video system. The minutes shall indicate the method in which the meeting was held.
Article 26
Voting procedure
26.1 Secret voting is not permitted. Votes that are not attributable to a shareholder are void.
Article 27
Bondholders’ meetings
27.1 Bondholders’ meetings (Article 2421, number 7 of the Civil Code) are entitled to decide to:
a) appoint and revoke the joint representative;
b) modify the terms and conditions of the loan;
c) propose supervised administration and composition with creditors;
d) set up funds to protect common interests and draw up fund statements;
e) address other matters of common interest to the bondholders.
27.2 Meetings shall be called by the directors or the bondholders’ representative, when they deem it necessary, or when requested by as many bondholders as represent one- twentieth of the bonds issued and not paid.
27.3 Bondholders’ meetings are governed by the same rules applicable to extraordinary shareholders’ meetings (Articles 2365, 2368, 2369, 2375 of the Civil Code) and their resolutions shall be registered by the notary public who drew up the minutes in the register of companies. For the resolutions passed on the subject matter indicated in paragraph 1, number 2 to be valid, the favourable vote, even in a meeting in second call, of as many bondholders as represent half of the bonds issued and not paid is required.
27.4 If the Company is one of the bondholders, it cannot take part in the resolutions.
27.5 Directors and statutory auditors are entitled to attend bondholders’ meetings.

Article 28
Annulment of shareholders’ resolutions
28. Annulments of shareholders’ resolutions may be proposed by directors, the board of statutory auditors or absent, dissenting or abstaining shareholders when they own, even jointly, at least five per cent of the share capital.
Article 29
Duties and powers of the administrative body
29.1 The management of the Company lies exclusively with the directors, who have the faculty to take any steps necessary for the attainment of the corporate object, excluding only those mandatory authorizations needed in the cases contemplated under law or these articles of association.
29.2 Furthermore, the board of directors shall have the authority to approve:
a) mergers in the cases contemplated under Articles 2505, 2505-bis, 2506-ter, last paragraph of the Civil Code
b) the establishment and closure of branch offices;
c) the appointment of directors as legal representatives of the Company;
d) the reduction of the share capital in the event of withdrawal of a shareholder;
e) the amendment of the articles of association in line with new laws;
f) the transfer of the registered office to another municipality within the Italian territory;
g) the reduction of the share capital if more than one-third is lost and the Company has issued share without a nominal value.
Article 30
Non-competition
30. The directors shall observe the non-competition rules set out under Article 2390 of the Civil Code, unless authorised not to do so by the shareholders’ meeting.
Article 31
Members of the board of directors
31. The Company shall be managed by a board of directors comprising six members.
Article 32
Appointment and replacement of the members of the board of directors
32.1 The members of the board of directors, who may also be non-shareholders, are elected by the ordinary shareholders’ meeting, remain in office for a maximum of three financial years, according to the resolution of the ordinary shareholders’ meeting, and may be re-elected.
Their term of office shall expire on the date of the shareholders’ meeting convened in order to approve the financial statements for the last year of their appointment.

32.2 Directors are appointed by the shareholders’ meeting based on lists submitted by the shareholders and in which the candidates must be numbered in consecutive order. Each shareholder may submit or be involved in submitting only one list and each candidate may be in only one list, on pain of ineligibility. Each list shall indicate the names of at least three candidates. The candidate on each list with the most votes shall be elected.
32.3 If during the course of a financial year even just one of the directors stands down for whatever reason, the entire board shall be automatically and immediately considered fallen from office and the board of statutory auditors shall immediately call an ordinary shareholders’ meeting to appoint a new board of directors.
During the time from the fall from office to the acceptance of the new board of directors, the decisions reserved to the board of directors shall be made by the board of statutory auditors and shall be valid only if approved unanimously by all three members of the board of statutory auditors.
Article 33
Chairman and vice-chairman of the board of directors
33.1 The board of directors shall elect one of its members as chairman and one of its members as vice-chairman during the first board meeting after having been elected, if the shareholders’ meeting has not already appointed them.
33.2 The chairman of the board of directors shall convene the board meetings, establish the agenda, co-ordinate the duties and ensure that the directors are adequately informed of the items to be discussed.
The vice-chairman shall have the same powers.
33.3 The board of directors may appoint a secretary, even a non-member.
Article 34
Delegated bodies
34.1 The board of directors may delegate part of its functions, within the limits of Article 2381 of the Civil Code and with the exception of those relating to matters reserved exclusively to the board of directors set out below:
•	all the duties contemplated under Article 29.2 above;

•	any substantial modifications to the Business Plan;

•	the issuance, modification and payment of guarantees, with the exception of guarantees connected with the Company’s ordinary business activity;

•	any waivers pertaining to tax matters;

•	the disposal of all or part of the Company’s assets, with the exception of deeds connected with the Company’s ordinary business activity;

•	the purchase, disposal or dismissal of holdings in companies or enterprises;

•	co-operation or joint venture agreements;

•	the granting of financing to any entity, with the exception of those connected with the Company’s ordinary business activity;

•	the assumption of obligations for a value greater than Euro 100,000.00, with the exception of those connected with the Company’s ordinary business activity;

•	the appointment, remuneration, transfer and termination of the relationship with the CEO and the CFO;

•	the appointment, remuneration, transfer and termination of the relationship with any employee for which the Company’s annual cost for salary payments is higher than Euro 100,000.00;

•	the issuance of powers of attorney as per Articles 2203 and 2209 of the Civil Code, even by directors holding proxies, for single transactions or categories of transactions to be expressly authorised by the board of directors;

•	the purchase, sale and establishment of real rights on immovables, rental, purchase and transfer of companies, holdings in joint-stock companies, quotas or interests in enterprises, investments in movables and immovables, and establishment of rights of lien;

•	the granting of financing exceeding the established limits and issuance of notes payable and sureties, taking out of rentals of over 9 years;

•	the exercising of voting rights in the meetings of subsidiary companies.
34.2 In any event, the board is entitled to powers of control, to take upon itself the operations falling within the scope of the delegated powers, as well as to revoke delegated powers.
34.3 The duties as per Article 2381, paragraph 4 of the Civil Code shall not be attributed to delegated bodies.
34.4 Delegated bodies shall be obliged to report to the board of directors and the managing body at least quarterly.
34.5 The CEO and the CFO shall be appointed by the board of directors. Their term of office shall be open-ended. The CEO shall be the General Director of the Company and the CFO shall be the Vice-General Director of the Company. The CEO and CFO shall be appointed and revoked exclusively by the board of directors.
Article 35
Resolutions of the board of directors
35.1 The board of directors shall be convened at least quarterly in order to discuss, among other things, the report drawn up by the CEO responsible for the activities carried out during the previous quarter and for the plans for the subsequent quarter. The CFO shall be invited to attend such meetings.
The board of directors meeting shall take place in the location specified in the notice of calling, at the registered office or elsewhere within the EU territory, every time the chairman, vice-chairman or the board of statutory auditors deem it to be necessary.
35.2 The meeting shall be called at least three days prior to the meeting via letter to be sent by telefax, telegram or e-mail to each director or statutory auditor.
35.3 In case of urgency, the meeting may be called with a letter to be sent by telefax, telegram or e-mail with at least 24 hour’s notice.
35.4 The board of directors’ meeting shall be validly constituted with the attendance of at least four directors and shall pass resolutions with the favourable vote of at least four directors.
35.5 The board may also meet and validly pass resolutions through means of telecommunication, as per Article 25.2 above.
35.6 Even if not formally convened, the board of directors’ meeting is validly constituted when all of the directors and statutory auditors in office are present.
35.7 The board of directors’ meetings shall be chaired by the chairman or, if he is absent, by the vice-chairman or, if both are absent, by the director with the most years in office or who is the eldest in terms of age.
35.8 Votes cannot be cast by proxy.

Article 36
Power to represent the Company
36.1 The power to represent the Company shall be granted to the chairman and to the vice-chairman of the board of directors. Power of representation is also granted to directors holding powers of attorney within the limits of their delegated powers.
36.2 The power to represent the Company in liquidation lies with the liquidator or the chairman of the board of liquidators and any other members of the board of liquidators in the manner and within the limits established when they were appointed.
Article 37
Remuneration of the directors
37.1 Unless otherwise established by the shareholders’ meeting, the directors are not entitled to any remuneration.
37.2 The remuneration of the chairman, vice-chairman and managing director shall be established by the board of directors, after having consulted with the board of statutory auditors, and shall be within the maximum limits set by the shareholders’ meeting.
37.3 The shareholders’ meeting may establish an overall sum for the remuneration of all the directors, including those holding special offices.
37.3 With reference to Article 11, paragraph 6 of Legislative Decree no. 472 of 18 December 1997, the Company shall take on, before the public administration or other tax authority, any debt that might arise from the issuing of administrative penalties for violations by representatives of the Company during the performance of their duties and within the limits of their powers.
The Company shall incur said debts in cases in which representatives commit violations without fraud, but shall not in any event incur them if the violator voluntarily acted to harm the Company.
Neither shall the Company incur such debts when the particular seriousness of the negligence is as defined in Article 5, paragraph 3 of Legislative Decree no. 472/1997. The violation is considered to have been proven particularly serious when the tax law judge presiding over the case has so decided or when the representative has acknowledged that the evidence supplied by the tax office or by the authority clearly and indisputably shows that basic tax obligations were violated.
Article 38
The board of statutory auditors
38.1 The board of statutory auditors shall monitor the Company’s observance of the law and these articles of association, respect of the principles of sound management and more specifically the adequacy of the administrative and accounting framework of the Company and its actual functioning. The board also carries out accounting control functions, except in the cases for which the appointment of an external auditor is mandatory.
38.2 The shareholders’ meeting shall elect a board of statutory auditors, to be composed of three statutory and two alternate auditors, and shall appoint the chairman and establish the board’s remuneration for their entire term of office.

38.3 For the entire duration of their office, the statutory auditors must meet the requirements set out under Article 2399 of the Civil Code. If these requirements are no longer met, the statutory auditor shall immediately forfeit his office and be replaced by the eldest alternate auditor.
38.4 The term of office of the auditors shall expire on the date that the shareholders approve the financial statements for the third financial year of their term of office. The term shall be considered expired from the date on which the board has been reconstituted.
38.5 The board of auditors shall meet at least every ninety days at the initiative of any one of the statutory auditors. The meeting is validly convened when attended by the majority of the statutory auditors and passes resolutions with the favourable vote of the absolute majority of the statutory auditors.
38.6 The meetings may be held also using electronic means, as provided for in Article 25.2 above.
38.7 Before the date on which the shareholders approve the financial statements for the financial year ended on 31 December 2009, the Company will have had to draw up guidelines on the matters governed by Legislative Decree no. 231 of 8 June 2001.
Article 39
External auditor
39.1 Accounting control shall be carried out by an external auditor which, even by exchanging information with the board of statutory auditors, shall:
•	verify during the financial year and at least every quarter, that the Company’s accounts are properly kept and that items are correctly recorded in the Company’s accounting records;

•	ascertain whether the financial statements and, if drawn up, the consolidated financial statements correspond with the accounting records of the Company and with the checks performed, and comply with relevant regulations;

•	issue an audit report on the financial statements and the consolidated financial statements, if drawn up.
39.2 The accounting control activities shall be recorded in a proper book to be kept at the registered office of the Company.
39.3 When the external auditor is appointed, the shareholders’ meeting shall determine the remuneration due for the entire duration of its office, which cannot exceed three financial years.
39.4 For the entire duration of its office, the external auditor or audit firm must meet the requirements as per Article 2409-quinqaies of the Civil Code. If these requirements are no longer met, the external auditor or audit firm shall immediately forfeit their office and cannot be elected. If the external auditor or audit firm forfeits their office, the directors shall call a shareholders’ meeting without delay to appoint a new external auditor or audit firm.
39.5 The external auditor’s term ends when the financial statements for the last year of his office are approved. They may be re-appointed.
Article 40
Financial statements and profits
40.1 The financial year ends on 31 December of each year.

40.2 The net profits, less the 5% deduction to be appropriated to the legal reserve until this has grown to an amount equivalent to one-fifth of the share capital, shall be distributed on a pro-rata basis among the shareholders, unless the shareholders’ meeting decides on any further accruals to extraordinary reserve funds.
40.3 Each shareholder may draw up a financial statement according to the terms and conditions set forth by accounting principles and US GAAP.
Article 41
Winding-up and liquidation
41.1 The Company shall be wound up for the reasons contemplated under law and therefore if:
a) the duration has expired;
b) the Company has attained its corporate object or is unable to pursue it, unless the shareholders’ meeting convened for this purpose within 30 (thirty) days resolves on the opportune amendments to the articles of association;
c) the Company is unable to function or the shareholders’ meeting remains inactive;
d) the share capital has fallen below the limit established by law, except in the cases set out under Article 2447 of the Civil Code;
e) the cases under Article 2437-quarter of the Civil Code arise;
f) the shareholders’ meeting decides so;
g) the other cases provided for under law arise.
41.2 In all cases of winding-up, the governing body shall publicise the event within 30 days as required by law.
41.3 The extraordinary shareholders’ meeting, convened by the administrative body if the case so requires it, shall appoint one or more liquidators establishing:
a) the number of liquidators;
b) in the case of multiple liquidators, the rules governing the board of liquidators, even referring the matter to the board of directors, insofar as it is compatible;
c) who shall have the power to represent the Company;
d) the criteria on which the liquidation shall be based;
e) any limits to the powers of the board of liquidators.
Article 42
Arbitration clause
42.1 Any disagreement arising between the shareholders or between the shareholders and the Company, about rights connected with their corporate relationship, shall be resolved by a panel of arbitrators composed of three arbitrators, all of whom shall be appointed by the President of the Court in the district where the Company has its registered office. The arbitrators appointed in this way shall designate a chairman.
The place of arbitration shall be at the domicile of the chairman of the board of arbitrators.
42.2 The board of arbitrators shall decide within 120 (one hundred and twenty) days of their appointment. The board shall base its decision on law, without any obligation to observe a particular procedure, and the award is open to appeal even for violation of the rules of law on the merits of the case being disputed.
42.3 Arbitration costs shall be borne by the losing party, unless otherwise decided by the board of arbitrators.

42.4 The above arbitration procedure shall be applied to disputes lodged by and against directors, liquidators and statutory auditors regarding rights connected to their corporate relationship or challenges to the decisions of the corporate bodies.
Article 43
Notifications to the governing body
43. Any notifications served to the administrative body provided for under these articles of association shall be addressed to the chairman and vice-chairman of the board of directors at the place of domicile of each one as it appears in the appropriate book containing the domicile addresses of the shareholders, directors, statutory auditors and external auditors and referred to in Article 5 above.

Attachment
3.1.2
Table of directors

Directors to be appointed
1)	Gary Collar

2)	Garry Ball

3)	Frederic Devienne

4)	Roger Batkin

6)	Mario Scapin

5)	Valerio Morra.

Attachment
3.1.3
Shareholders’ Agreement

Draft 15 June 2007
SHAREHOLDERS AGREEMENT
Between
•	AGCO Deutschland Holding Limited & Co KG, a corporation organized and existing under the laws of Germany, whose registered office is located in D-87616 Marktoberdorf, Johann-Georg- Fendt-Str.4, Germany, Codice Fiscale...............
hereinafter called “AGCO”,
on the one side
and
•	ARGO S.p.A., a corporation organized and existing under the laws of Italy, whose registered office is located in San Martino in Rio, Reggio Emilia, via Lemizzone, 1, Codice Fiscale 01327400352,
hereinafter called “ARGO”,
on the other side
concerning their entrepreneurial and shareholding relationships subsequent to the entire share capital of Laverda S.p.A. being underwritten by ARGO and AGCO
Whereas
(a) the parties are the holders of shares constituting 100% of the Laverda capital of Laverda, holding each of the parties the 50% of the shares;
(b) the parties wish to discipline their relationships relating to the coordination of their reciprocal activities as Shareholders of the Laverda, both in relation to prior consulting before the exercise of their Laverda rights and in relation to the entrepreneurial choices to be made in the short, medium and long term;
(c) the parties have the following responsibilities in Laverda:
•	ARGO, the Business and ordinary management of the Laverda from 2007 until 31 December ................, a role which will be played by AGCO for the subsequent ..three....years, and so on in rotation
•	AGCO, the control of activities and participation plans from 2007 until 31 December ................, a role which will be played by ARGO for the subsequent .three .... years, and so on in rotation;
(d) ARGO and AGCO will contribute, in equal measure, to the additional financial resources that Laverda may require in order to carry out its activities within the limits of the financial and business plans commonly agreed upon by the parties;
(e) the parties agree that the Board of Directors must be convened every three months, in order to discuss, beside other things, the report of whoever was responsible for the ordinary and operative management of the activities carried out during the previous quarter and the plans for the subsequent period;
(f) the present agreements remain valid and binding among the parties as long as each of the Shareholders (or such Companies controlling or controlled by such Shareholders) maintain their holdings in the capital of Laverda at the level foreseen in the present agreements within the limit of five years provided by the Laws except the provisos regarding the cooperation for production and exchange of goods and services that shall remain in force as long as each of the Shareholders (or such Companies controlling or controlled by such Shareholders) maintain their holdings in the capital of the Laverda at the level foreseen in the present agreements.
This constituting an integral part of the present Agreement, the following is agreed and stipulated. Now therefore:
ARTICLE 1 Object of the agreements in relation to the Articles of Association of the Laverda
1.1. The parties agree that the Articles of Association of the Laverda lay down a qualified majority of 51% of the Laverda capital for Shareholders Meetings, except in the case of the appointment or renewal of Laverda directors when voting rights shall be limited to a half of the members to be elected; that is, each Shareholder can only vote for three candidate members of the only administrative body (board of directors) recognised by the Articles of Association, a Board of

Draft 15 June 2007
Directors consisting of six members, with the provision of “simul stabunt, simul cadent” in the hypothesis of the cessation of the appointment for any reason of even only one of the Directors.
1.2. The Chairman, Vice- Chairman and Managing Director may be separately delegated all of the powers of ordinary and extraordinary administration and the related representation of the Laverda, with the specific exclusion of the following powers of extraordinary administration which shall be held by the Board of Directors: the purchase, sale and constitution of real (in re) property rights; the purchase, sale and renting of business and concerns, Laverda shareholdings or enterprises shares; investments in movables and immovable; constitution of real (in re) or personal guarantees; unsecured loans, the issuing of bills of exchange or personal guarantees, leasing contracts of more than nine years’ duration (to be completed by the parties)
1.3. The Board of Auditors shall consist of three regular and two substitute auditors.
1.4. One General Manager shall be appointed by the Board of Directors and will perform the duties of CEO of the Laverda with the powers and duties agreed upon by the parties.
One Vice -General Manager shall be appointed by the Board of Directors as the same time as the General Manager.
The Vice-General Manager will be the CFO of Laverda with the powers and duties agreed upon by the parties.
1.5. A Product Committee shall be appointed by the Board of Directors and shall operate in accordance with Attachment [Laverda Product Governance Attachment]
The CEO of Laverda will be the Chairman of the Product Committee.
1.6. Each of the parties undertakes to sell to the other party all its shares in Laverda in the event its shareholdings or its controlling shareholdings change. The price of the shares shall be determined in compliance with Art. 11 of Laverda’s by-laws and the offer to sell shall be communicated to the other party within *** days of the controlling shareholdings change.
ARTICLE 2. Object of the agreements in relation to the exercise of the powers of management.
2.1. The Laverda shall carry out its activities in accordance with the three — year Business Plan which will be established by the parties by (............2007), and which will be attached to the present agreement and the subsequent three — year Business Plans.
The Business Plan will take into account the aspects relating to the development of the Laverda, with particular regard to an internal rate of return on invested capital. Investments and the organizational structure shall be a consequence of the objectives that the Shareholders set themselves.
The Shareholders shall procure that the business of the Laverda shall be conducted in accordance with all applicable laws and (subject to complying with applicable laws)with the Business Plans and annual business plans and on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for manufacturing and distribution to the extent consistent with good business practice.
2.2. Laverda shall have a Board of Directors consisting of six members appointed as provided by Art. 1. Each Shareholder shall be entitled at any time to require the removal or substitution of the directors appointed by it in accordance with the Articles and each Shareholder should procure that the provisions of this clause are given. The Board of Auditors shall consist of three regular and two substitute auditors Members of the Board of Directors shall not be entitled to any remuneration in their capacity as members of the Board, unless the Shareholders agree otherwise in writing.
2.2.1. It is farther agreed that, until the time of the General Shareholders Meeting called to approve the financial statement of the period closed on 31.12.2009 , the Chairman of the Board of Directors shall be one of the directors elected upon designation of ARGO, at ARGO choice and the Vice- Chairman shall be one of the directors elected upon designation of AGCO at AGCO choice while the Managing Director with the power of executing the resolutions of the Board of Directors, up until the time of the General Meeting called to approve the financial statement of the period closed

Draft 15 June 2007
on 31 December 2009, shall be one of the directors elected upon the designation of ARGO at ARGO choice; and so on in alternation from one three-year period to the next.
2.2.2 Until the time of the General Shareholders Meeting called to approve the financial statement of the period closed on 31.12.2009, one of the regular and one of the substitutes auditors shall be designated by ARGO, two of the regular and one of the substitute auditors shall be designated by AGCO and AGCO shall designate the Chairman of the Board, and so on in alternation from one three-year period to the next.
2.2.3 AGCO shall be entitled to appoint a member to the board of Gallignani SpA upon the removal of Aldo Dian which ARGO shall procure will happen by 31 December 2007. One person indicated by AGCO shall always be a member to the board of directors of Gallignani SpA.
2.3. The CEO shall be designated by ARGO and the CFO shall be designated by AGCO. Each of the party shall be entitled at any time to require the removal or substitution of the General Manager or or the Vice General Manager appointed by in accordance with the Articles and each party should procure that the provisions of this clause are given effect. The CFO shall report to the CEO.
2.3.1 The CEO shall be responsible for the day to day running of the Laverda. The CEO duties are established with [Need to define the limits of the CEO’s duties]. The Shareholders shall procure that the CEO shall not appoint or dismiss any of the CFO, any of the employees who directly report to him, the Marketing Director or the Sales Director and any of the employees who directly report to them, without the prior written consent of the board of directors.
2.4. The General manager of Marketing shall be appointed by AGCO.
2.5. The Sale General Manager shall be appointed by .............
2.6. AGCO shall be entitled to appoint one member to the board of statutory auditors of Gallignani SpA (or to the board of directors of Gallignani SpA)
3. DISTRIBUTION POLICIES
The Shareholders shall decide the amounts and timing of any distributions of profits of Laverda and Fella provided that such distributions shall be made in accordance with applicable law.
The Shareholders agree that all profits of Laverda and Fella shall be distributable by way of payment of dividends to the Shareholders and shall be paid annually to the Shareholders, unless otherwise agreed in writing by the Shareholders.
4. MISCELLANEOUS
No partnership
Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, constitute any party the agent of the others for any purpose.
Counterparts
This Agreement may be executed in two (2) counterparts and each such counterpart shall constitute an original of this Agreement but together shall constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.
Further Assurance
Each party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other parties may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction(s) contemplated by this Agreement.
Variation. Waiver and Consent
No variation or waiver of any Provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the party (or, in the case of a waiver, by or on behalf of the party waiving compliance).
Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have

Draft 15 June 2007
already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.
Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating or affecting any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. In each case, the parties shall then use their best endeavours to replace the illegal, invalid or unenforceable provision(s) (as the case may be) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
Assignment
No party may assign any of its rights or obligations under this Agreement in whole or in part (other than pursuant to a transfer of Shares to a third party in accordance with the terms of this Agreement).
Communications And Notifications
ARGO elects special domicile for communications subsequent to the signing of the present contract that will be addressed in a single document care of the office of Avv. Giorgio Barbieri in Reggio Emilia, Viale Regina Elena, 13, and AGCO elects domicile at Studio Legale De Falco e Grompe in Milano, Corso Italia 8.
5. ARBITRATION AND APPLICABLE LAW
Any controversy between the parties arising or however deriving from, or occasioned by the present Agreement, including its formation, shall be placed before the exclusive judgement of a board of three arbitrators, two nominated one by each party and the third upon the agreement of the first two arbitrators. Art. 809 et seq. shall apply and furthermore the acceptance of the appointed Arbitrator shall be made within 21 days of the appointment, without prejudice to the fact that, in the absence of such acceptance, article 810, II paragraph, c.p.c. shall apply
The Board of Arbitration shall sit in Parma, in a place to be established by its President.
The arbitration proceedings thus initiated shall be ritual under the terms of Art. 806 et seq., and therefore the decision of the arbitrators shall be effective as provided for in art. 824 c.p.c.
The award shall be issued within the deadline provided for in the law and shall be challengeable even in the case that the arbitrators did not decide the merits of the case according to rules of law.
The arbitrators shall decide upon the costs.
The present Agreement is governed by Italian law, with regard to its formation, as well as to its validity, efficacy, execution and cessation.

Attachment
3.1.3 bis
Cooperation Agreement

Draft 15 June 2007
COOPERATION AGREEMENT
Between
AGCO DEUTSCHLAND HOLDING LIMITED & CO KG, a company organised and existing in accordance with the laws of the German Federal Republic, whose registered office is in Germany, D-87616 Marktoberdorf, Johann-Georg-Fendt-Str.4,
hereinafter called “AGCO”,
on the one side
and
•	ARGO S.p.A., a corporation organized and existing under the laws of Italy, whose registered office is located in San Martino in Rio, Reggio Emilia, via Lemizzone, 1, Codice Fiscale 01327400352,
hereinafter called ARGO,
on the other side
concerning the production and exchange of goods and services relating to Laverda, a company wholly owned by the participants to this agreement.
Whereas
a) The parties have planned to form a Harvesting Joint Venture, such Joint Venture will be located at Laverda in Breganze, Italy, an already existing company to operate throughout Europe, Africa and the Middle East (EAME) with equal (50 / 50) ownership by both parties.
b) the parties’ EAME Activities for the Harvesting Business will be centred in said Harvesting Joint Venture.
c) The Laverda Joint Venture will include all of the commercial business, products, intellectual property, services, responsibilities and other activities included in Laverda’s current business operations, in addition to the current assets and activities other activities and / or products which will be added by the agreement of the parties.
d) AGCO Sales of Combines which are manufactured outside of Europe will not be a part of this Laverda Joint Venture activity; however marketing activities will be coordinated between the parties.
(e) The parties are the holders of shares constituting 100% of the share capital of Laverda, holding each of the parties the 50% of the shares;
(f) the parties wish to discipline their relationships relating to the coordination of their reciprocal activities as Shareholders of the Laverda, in relation to the entrepreneurial choices to be made in the short, medium and long term;
(g) the parties have the following responsibilities in Laverda:
•	ARGO, the Business and ordinary management of the Laverda from...................2007 until 31 December ................. , a role which will be played by AGCO for the subsequent three years, and so on in rotation

•	AGCO, the control of activities and participation plans from............2007 until 31 December ................. , a role which will be played by ARGO for the subsequent three years, and so on in rotation;
(h) ARGO and AGCO will contribute in equal measure, to the additional financial resources that Laverda may require in order to carry out its activities within the limits of the financial and business plans commonly agreed upon by all of Shareholders;
(i) the parties agree that the Board of Directors must be convened every three (?) months, in order to discuss, beside other things, the report of whoever was responsible for the ordinary and operative management of the activities carried out during the previous quarter and the plans for the subsequent period;

(k) the present agreements remain valid and binding among the parties as long as each of the parties (or such Companies controlling or controlled by such Shareholders) maintain their holdings in the capital of the Laverda at the level foreseen in the present agreements.
This constituting an integral part of the present Agreement, the following is agreed and stipulated. Now therefore:
1. BUSINESS PLAN
The Laverda shall carry out its activities in accordance with the three — year Business Plan which will be established by the parties by ( ............. 2007), and which will be attached to the present agreement and with the subsequent three — year Business Plans to be established by ......................prior...........
The Business Plan will take into account the aspects relating to the development of the Laverda, its controlled companies, with particular regard to Fella and Gallignani. Investments and the organizational structure shall be a consequence of the objectives that the parties set themselves.
The parties shall procure that the business of the Laverda and its controlled companies shall be conducted in accordance with all applicable laws and subject to complying with applicable laws with the Business Plans and annual business plans and on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for manufacturing and distribution products to the extent consistent with good business practice.
2. INVESTMENTS
Capita] expense
All capital contributions in addition to the initial capital contributions of the shareholders, will be agreed in writing by the parties.
In all cases, except as specifically approved by the parties, new products developed by the Laverda will be shared with equal rights by the owners of the Laverda. However with unanimous agreement of the parties, the Joint Venture may develop a product solely for the benefit of one partner.
In this case, the party receiving the benefit would fund 100% of the development.
The parties acknowledge that the Laverda may require further finance to fund projected cash requirements under the Business Plan and agree that Laverda may borrow additional sums from third parties, provided that both parties consent to such borrowing in writing, on the most favourable terms available as to interest, repayment and security compatible with its needs, but shall not allow any prospective lender the right to participate in the share capital of Laverda or otherwise in the Business of Laverda. The parties agree that such funding may be acquired from the parties (or members of the parties’ respective groups) rather than third parties.
Except with the written consent of each party, no party shall be obliged to provide guarantees or security for any indebtedness of Laverda. No party shall be obliged to provide any capital to Laverda by way of subscription for shares or by way of loans or subscription for loan notes unless all the Shareholders agree on the amount and method of providing such finance.
2 bis INTELLECTUAL PROPERTY
The parties acknowledge that any rights to intellectual property which arise in the course of Laverda’s activities shall belong to Laverda and that to the extent any rights owned by either parties are used by Laverda, that parties shall retain such rights to the relevant intellectual property.
3. IL DIRETTORE GENERALE
The CEO shall be responsible for the day to day running of the Laverda, subject to Art. 5. The CEO duties are established with ..............
The CEO shall prepare for the approval of the Board (and Shareholders) a Business plan for each Financial Year which he shall submit to the Board and Shareholders not less than 30 business days before the end of the then current Financial Year of the Laverda. Each Business plan shall include: a projected profit and loss account and balance sheet for the Laverda;
an estimate of the working capital requirements of the Laverda; and an operating budget for the Laverda.

Draft 15 June 2007
Subject to any amendments which they deem appropriate, the Board shall approve the Business plan within the thirty (30) business day period referred to in this clause
The CEO shall review at quarterly intervals during each Financial Year the Business plan during the course of each Financial Year and may propose changes to the Board and Shareholders, who shall respond to the CEO within thirty (30) business days of receipt of any proposal.
4. IL DIRETTORE FINANZIARIO
The CFO’s duties shall be as follows:
managing financial relations with AGCO;
•	compliance with legal and tax requirements under the applicable laws and compliance with local and US GAAP accounting standards;

•	meeting reporting deadlines for AGCO Corporation and AGCO........

•	monitoring business (Business) performance and reporting to the Shareholders;

•	developing systems for financing retail sales of AGCO farm machinery, including working with ............. as well as Western financial organizations;

•	participation in strategic planning, Business and annual planning and AGCO forecasting processes;

•	developing financial planning, forecasting and budgeting, in addition to managing financial control within management planning processes;

•	planning and optimization of taxes;

•	establishing systems of managing accounting, including supporting (S.A.P.) (?) systems set up for accounting and financial reporting;

•	managing and minimizing financial risks and receivables;

•	managing the finance and accounting departments, developing and monitoring KPIs (key performance indicators) for members of the finance and accounting departments; and analyzing variances to planned or forecast financial performance and developing corrective actions to control and monitor such variances.
5. THE PRODUCT COMMITTEE
The products manufactured by the Laverda (both current and future) will be managed by a Product Committee, whose members will be appointed by the board of directors of Laverda.
The CEO of the Laverda will be the Chairman of the Product Committee.
Representatives on the Product Committee would be responsible for ensuring the short and long term viability and safety of the products. They would approve
5 year product plans
Product cost targets
Product reliability and quality targets.
The Product Committee would establish and manage the Laverda’s priorities for all future product developments, including all products from Fella and Gallignani.
The Product Committee would have multi functional representatives from both AGCO and Laverda responsible for decisions regarding the establishment of joint development projects.
The Product Committee would include approximately 10 persons representing the following functions:
CEO Laverda (Chairman)
Head of combine engineering
Product manager combines for Laverda
Laverda Finance Head
AGCO Worldwide Combine Engineering and Manufacturing
AGCO Ltd. Harvesting Product management
AGCO Harvesting Marketing Manager
Laverda Product management
Laverda Combine Marketing Manager
in accordance with Laverda Product Governance Attachment.

Draft 15 June 2007
The Product Committee would be responsible for reporting the progress of all ongoing projects to the Board of Directors on a regular basis.
6. MARKETING MANAGEMENT
In order to sustain orderly sales and marketing in EAME, the parties shall form a Marketing Committee to develop and manage the jointly produced brands in the various markets. The Marketing committee shall manage the positioning of products produced by the Joint Venture. Specific responsibilities:
Pricing policies in all markets
Distribution Policies for the Joint Ventures brands
General Marketing Strategies
Product pricing shall be in accordance with the principles contained in Product Pricing Attachment.
7. LAVERDA RECORDS
The Laverda shall maintain accurate and complete accounting and other financial records in accordance with all Relevant Accounting Standards and applicable law.
Such records shall include the following, all of which shall be made available to the (Board) Shareholders on a timely basis and in accordance with Relevant Accounting Standards or, where a time period is specified, within that time period:
monthly income statements;
monthly receivables reports;
monthly balance sheets;
monthly cash flow statements;
the Accounts (within four months of the end of the relevant Financial Year);
draft annual accounts (within ONE months of the end of the relevant Financial Year);
and
a financial statement and Management Accounts made up to and as at the final day of each calendar month.
8. REGOLE DI CONTROLLO
The Laverda shall establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to ensure:
the Laverda’s effective and efficient operation by enabling it to manage significant business, Business, financial, compliance and other risks to achieving the Laverda’s objectives;
the quality of the Company’s and the Subsidiary’s internal and external reporting; and
compliance by each Shareholder, board members .......... with all applicable laws and regulations.
The parties agree to procure that the members of the Board, the CEO and the senior management of Laverda, in place from time to time, sign and/or approve (in accordance with applicable laws and to the extent permissible under applicable laws) the code of business ethics substantially in the form set out in schedule ... to this Agreement (the “Code of Business Ethics”), together with the AGCO Corporation International Anti-Corruption Policy in place from time to time. The Shareholders agree to procure that the Laverda shall comply with the provisions of the Code of Business Ethics and AGCO Corporation International Anti-Corruption Policy in place from time to time.
The Laverda’s and controlled companies’ rules of governance, that have to comply with the provisos of the D. Lgs. 231/2001, shall be approved, at latest, within the date of the approval of the 2009 balance sheet.
9. ARBITRATION AND APPLICABLE LAW
Any controversy between the parties arising or however deriving from, or occasioned by the present Agreement, including its formation, shall be placed before the exclusive judgement of a board of three arbitrators, two nominated one by each party and the third upon the agreement of the first two arbitrators. Art. 809 et seq. shall apply and furthermore the acceptance of the appointed Arbitrator shall be made within 21 days of the appointment, without prejudice to the fact that, in the absence of such acceptance, article 810, II paragraph, c.p.c. shall apply
The Board of Arbitration shall sit in Parma, in a place to be established by its President.

Draft 15 June 2007
The arbitration proceedings thus initiated shall be ritual under the terms of Art. 806 et seq., and therefore the decision of the arbitrators shall be effective as provided for in art. 824 c.p.c.
The award shall be issued within the deadline provided for in the law and shall be challengeable even in the case that the arbitrators did not decide the merits of the case according to rules of law.
The arbitrators shall decide upon the costs.
The present Agreement is governed by Italian law, with regard to its formation, as well as to its validity, efficacy, execution and cessation.
10. MISCELLANEOUS
No partnership
Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, constitute any party the agent of the others for any purpose.
Counterparts
This Agreement may be executed in two (2) counterparts and each such counterpart shall constitute an original of this Agreement but together shall constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.
Further Assurance
Each party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other parties may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction(s) contemplated by this Agreement.
Variation, Waiver and Consent
No variation or waiver of any Provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the party (or, in the case of a waiver, by or on behalf of the party waiving compliance).
Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.
Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating or affecting any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. In each case, the parties shall then use their best endeavours to replace the illegal, invalid or unenforceable provision(s) (as the case may be) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
Assignment
No party may assign any of its rights or obligations under this Agreement in whole or in part (other than pursuant to a transfer of Shares to a third party in accordance with the terms of this Agreement).
Communications And Notifications

Draft 15 June 2007
ARGO elects special domicile for communications subsequent to the signing of the present contract that will be addressed in a single document care of the office of Avv. Giorgio Barbieri in Reggio Emilia, Viale Regina Elena, 13, and AGCO elects domicile at Studio Legale De Falco e Grompe in Milano, Corso Italia 8.

Attachment
3.2
List of receivables

SITUATION 20/10/2010

CODE	DESCRIPTION	NAT	OPEN BALANCE

C146026	ARGO TRACTORS SPA	IT	1.220.835,69
C420030	ARGO GMBH	DE	69.220,56
C440010	MCCORMICK FRANCE	FR	—
C440012	ARGO FRANCE SAS	FR	—
C540005	AGRIARGO IBERICA SA	ES	608.276,21
C790000	AGRIARGO INDUSTRIAL (Pty) LTD	CF	11.130,88
F102017	ARGO TRACTOS SPA	IT	—
F100493	M.B.S.	IT	—
F100551	EMMEVI SRL	IT	—
F100926	ARGO FRANCE SAS	FR	—

			1.909.463,34

Attachment
6.1 (a)
List of the
CONTROLLED COMPANIES

(1) FELLA-Werke GmbH registered in the Commercial Register of Nuremberg under number HRB 17120
(2) Unterstü tzungskasse der Fella-Werk Gesellschaft mit beschränkter Haftung, registered in the Commercial Register of Nuremberg under number HRB 407

Attachment
7.2.2 (a)
Act of termination of the
Shareholders’ agreements

Contract for the termination of the shareholders agreements
With the present Contract between:
AGCO GMBH (successor in interest of AGCO DEUTSCHLAND HOLDING LIMITED & CO KG), whose registered office is in Germany, D-87616 Marktoberdorf, Johann-Georg-Fendt-Str.4, acting by its special attorney-in- fact Mr Roger Batkin, Italian tax number BTKRRN68M23Z1140 pursuant to the power of attorney granted on September 23, 2010
(hereinafter “AGCO”),
on the one side,
and
A.R.G.O. S.p.A., whose registered office is in San Martino in Rio, Reggio Emilia. Via Lemizzone 1, and whose fiscal code is 01327400352, acting by its President of the board of directors Mr Valerio Morra, Italian tax number
(hereinafter “ARGO”);
on the other side,
whereas
(A)	on September 28th, 2007 the parties hereto executed the shareholders agreements relating to the joint venture in LAVERDA S.p.A., whose registered office is in Breganze (Vicenza), Via Francesco Laverda 15/17, and whose fiscal code is 01892380351 whose copy is attached hereto as Attachment (A);

(B)	as of the date hereof ARGO sells to AGCO 10,000,000.00 (ten million) shares in LAVERDA with a nominal value of €1.00 (one/00) each, globally representing 50% (fifty percent) of the share capital of LAVERDA S.p.A.
This constituting an integral part of the present CONTRACT, the following is agreed and stipulated. Now, therefore:
1 the parties hereto agree to mutually terminate the shareholders agreements referred to in paragraph A of the recitals with effect as of the date hereof.
2 the parties hereto mutually release each other from any and all claim or rights arising from the shareholders agreements referred to in paragraph A of the recitals.

AGCO GmbH	ARGO S.p.A.
(Place e date)

1

Attachment
7.2.2 (a) bis
act of termination of the cooperation
agreemenents

Contract for the termination of the cooperation agreement
With the present Contract between:
AGCO GMBH (successor in interest of AGCO DEUTSCHLAND HOLDING LIMITED & CO KG), whose registered office is in Germany, D-87616 Marktoberdorf, Johann-Georg-Fendt-Str.4, acting by its special attorney-in- fact Mr Roger Batkin, Italian tax number BTKRRN68M23Z1140 pursuant to the power of attorney granted on September 23, 2010
(hereinafter “AGCO”),
on the one side,
and
A.R.G.O. S.p.A., whose registered office is in San Martino in Rio, Reggio Emilia, Via Lemizzone I, and whose fiscal code is 01327400352, acting by its President of the board of directors Mr Valerio Morra, Italian tax number
(hereinafter “ARGO”);
on the other side,
whereas
(A)	on September 28th, 2007 in Modena the parties hereto executed the cooperation agreement relating to the joint venture in LAVERDA S.p.A., whose registered office is in Breganze (Vicenza), Via Francesco Laverda 15/17, and whose fiscal code is 01892380351 whose copy is attached hereto as Attachment (A);

(B)	as of the date hereof ARGO sells to AGCO 10,000,000.00 (ten million) shares in LAVERDA with a nominal value of €1.00 (one/00) each, globally representing 50% (fifty percent) of the share capital of LAVERDA S.p.A.
This constituting an integral part of the present CONTRACT, the following is agreed and stipulated. Now, therefore:
1 the parties hereto agree to mutually terminate the cooperation agreement referred to in paragraph A of the recitals with effect as of the date hereof.
2 the parties hereto mutually release each other from any and all claim or rights arising from the cooperation agreement referred to in paragraph A of the recitals.

AGCO GmbH	ARGO S.p.A.
(Place e date)

1

Attachment
7.2.3 (e)
Drafts of the waiver to bring actions
against directors

               , 20
To
Dear Mr.
In our capacity as shareholder of the company Laverda S.p.a., with principal place of business in Breganze, Vicenza, via Francesco Laverda, 15/17, (the “Company”) and owner of shares of such Company representing the 50% of its outstanding capital,
Whereas
that as of today (the “Closing date”) you have resigned from the office of member of the Company’s board of directors;
That we know that ARGO GmbH as sole other shareholder of the Company has signed and deliver to you a letter substantially similar to the present letter, now therefore
we the undersigned AGCO GmbH hereby irrevocably declare, agree and covenant that we:
(i)	Release you, in your capacity as resigning member of the Board of Directors of the Company, from any and all liabilities related, connected to, derived from or arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date;

(ii)	Also in our capacity as shareholders of the Company, we will cause the shareholders meeting of the Company to discuss, as soon as practicable, a resolution releasing you for a period no shorter that five years prior to the Closing Date from any and all liabilities related, connected to, derived from or arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date, and we undertake:
(a)	to express our vote in favour o such a resolution;

(b)	no to promote any claim, action and/or suit against you according to art. 2393 bis or 2395 of the Civil Code;
(iii)	Will hold you harmless from and against any damage, costs, and/or expense arising out of any possible claim, action and/or suit however brought against you with regard to any and all liabilities related, connected to, derived from arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date.
Very truly yours,
AGCO GmbH

               , 2010
To
Dear Mr.
In our capacity as shareholder of the company Laverda S.p.a., with principal place of business in Breganze, Vicenza, via Francesco Laverda, 15/17 (the “Company”) and owner of shares of such Company representing the 50% of its outstanding capital,
Whereas
that as of today (the “Closing date”) you have resigned from the office of member of the Company’s board of directors;
That we know that AGCO S.p.A. as sole other shareholder of the Company has signed and deliver to you a letter substantially similar to the present letter, now therefore
we the undersigned ARGO S.p.A. hereby irrevocably declare, agree and covenant that we :
(iv)	Release you, in your capacity as resigning member of the Board of Directors of the Company, from any and all liabilities related, connected to, derived from or arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date;

(v)	Also in our capacity as shareholders of the Company, we will cause the shareholders meeting of the Company to discuss, as soon as practicable, a resolution releasing you for a period no shorter that five years prior to the Closing Date from any and all liabilities related, connected to, derived from or arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date, and we undertake:
(c)	to express our vote in favour o such a resolution;

(d)	no to promote any claim, action and/or suit against you according to art. 2393 bis or 2395 of the Civil Code;
(vi)	Will hold you harmless from and against any damage, costs, and/or expense arising out of any possible claim, action and/or suit however brought against you with regard to any and all liabilities related, connected to, derived from arisen in connection with your office of member of the Board of Directors of the Company up to the Closing Date.
Very truly yours,
ARGO S.p.A.

Attachment
13.4
Employees referred to

						Ancle							Salere	Charges
				Dale de		au 31/12/09				Sal	Prime	Salelre bull	annual (13	pntronaloa
Malricule	Nom	Pionom	Affeciallion	nstoo	Age	Date d’one	Employ occupe	Coefficient	Nlveau	base	dalclennele	mensuel	mots)	(45%)	CaDluslne
00071	CHANTRENNE	FLORIAN	AF	20/06/1982	27	11/10/2004	5.22 INPECTEUR TECHNIQUE PR	325	C14	2,365,00	05,04	2,470,04	32,110,52	14.449,73	40,560,25
00101	CORNET	LAURENT	AF	18/10/1968	41	06/11/2006	3.15 INSPECTEUR COMMERCIAL REGIONAL	400	C15	4,070,82	0.00	4,076,92	52,999,96	23,849,98	70,049,94
00010	FOUOUET	JAMES	AF	18/06/1952	57	23/03/2004	5.77 RESPONSABLE REGIONAL VENTES	400	C15	4,576,92	0.00	4,576,92	59,499,96	26,771,98	06,274,94
00181	GAUJARENGUES	YVES	AF	09/11/1952	57	01/09/2000	1.33 INSPECTEUR COMMERCIAL REGIONAL	400	C16	3,846,15	0.00	3,946,15	49,999,95	22,499,98	72,499,93
00038	HUGUENY	REMI	AF	10/10/1979	30	02/10/2000	9.25 RESPONSABLE TECHNIQUE LAVERDA	400	C16	3,692,85	0.00	3,692,65	46,007,05	21,603,17	69,810,22
00161	LAURENT	NICOLAS	AF	12/10/1977	32	01/03/2007	2.84 INSPECTEUR TECHNIQUE PR	325	C14	2,883,00	42,52	2,931,52	38,109,76	17,149,39	55,269,15
00079	RONDEAU	FAGRICE	AF	28/07/1954	55	01/10/2005	4.25 DIRECTEUR COMMERCIAL FRANCE	560	C18	6,000.00	0.00	6,000,00	78,000,00	35,100,00	113,100,00
BOZZETTO LUCIANO 08/01/1952 DIRIGENTE

Attachment
14.1
“Telescopic handlers” and prices

ITEM	FRAME	DAY OF PRODUCTION	PRICE	ORDER NUMBER	CLIENT	REMARKS	TO BE SCRAPPED
Articolo	Telaio	Data produzione	Prezzo listino	Numero Ordine	Cliente	Note	Rottamare
PLIFT450935/C109	507900001	11/02/2008					20.000
TTH3594532	507900007	16/04/2008					20.000
TTH3594551	507900006	14/12/2007					Rottamare
TTH3594552	507900005	08/10/2008
PLIFT450935/C116	507910015	24/04/2009	59.484	150160	ARGO	INVOICED
TTRAC450935/C116	507920003	27/02/2009	60.153	150159	ARGO	fatturato- Fatt. VMI 183 14/10/2010
TTRAC450935/C223	507920014	30/04/2009	54.610
TTRAC450935/C223	507920017	25/05/2009	54.610